Exhibit 99.1

POTBELLY APPOINTS BEN ROSENZWEIG TO BOARD OF DIRECTORS

Reaches Settlement Agreement with Privet Fund Management LLC

CHICAGO, April 13, 2018 (GLOBE NEWSWIRE) — Potbelly Corporation (NASDAQ:PBPB) today announced that it has expanded its Board of Directors (the “Board”) and appointed Ben Rosenzweig to the Board, effective immediately, and entered into a settlement agreement (the “Agreement”) with Privet Fund Management LLC and certain of its affiliates (“Privet”). Mr. Rosenzweig is a Partner of Privet Fund Management LLC. Pursuant to the Agreement, the Company will nominate Mr. Rosenzweig for election to the Board at its 2018 Annual Meeting of Shareholders (the “Annual Meeting”).

“On behalf of the Board, I welcome Ben to Potbelly,” said Pete Bassi, Chairman of the Board. “We are pleased to have reached this Agreement with Privet and look forward to working together constructively to create value for all Potbelly shareholders.”

Pursuant to the Agreement, among other things, Privet Fund LP has withdrawn its notice of intention to nominate four candidates for election to Potbelly’s Board and has agreed to vote in favor of all of the Board’s director nominees for election at the 2018 Annual Meeting.

“Potbelly is a well-known and respected brand and we see the opportunity for meaningful value creation at the Company,” said Mr. Rosenzweig. “I look forward to working with the Potbelly Board and management team as we pursue our common goal of enhancing shareholder value.”

The Agreement will be included as an exhibit to the Company’s current report on Form 8-K which will be filed with the Securities and Exchange Commission (“SEC”). Further details regarding the 2018 Annual Meeting will be included in the Company’s definitive proxy materials, which will be filed with the SEC and mailed to all Potbelly shareholders.

Potbelly is represented by Sidley Austin LLP and Mayer Brown LLP. Privet is represented by Kleinberg, Kaplan, Wolff & Cohen, P.C.

About Ben Rosenzweig

Mr. Benjamin L. Rosenzweig is a Partner at Privet Fund Management, LLC. Mr. Rosenzweig joined Privet Fund Management LLC in September 2008. He served as an Investment Banking Analyst in the corporate finance group at Alvarez & Marsal, LLC from June 2007 to May 2008, where he completed multiple distressed mergers and acquisitions, restructurings, capital formation transactions and similar financial advisory engagements across several industries. He has been an Independent Director of Cicero Inc., a provider of desktop activity intelligence, since February 23, 2017; Hardinge Inc., a designer, manufacturer and distributor of machine tools, since October 14, 2015; PFSweb, Inc., a global commerce service provider, since May 2013; and StarTek, Inc., a customer engagement business process outsourcer, since May 11, 2011. He served as a Director of RELM Wireless Corporation, a manufacturer of wireless communications equipment, from September 11, 2013 to September 27, 2015. Mr. Rosenzweig graduated Magna Cum Laude from Emory University with a Bachelor of Business Administration in Finance and a second major in Economics.

About Potbelly

Potbelly Corporation is a neighborhood sandwich concept offering toasty warm sandwiches, signature salads and other fresh menu items served by engaging people in an environment that reflects the Potbelly brand. Our Vision is for our customers to feel that we are their “Neighborhood Sandwich Shop” and to tell others about their great experience. Our Mission is to make people really happy and to improve every day. Our Passion is to be “The Best Place for Lunch.” The Company owns and operates over 400 shops in the United States and our franchisees operate over 50 shops domestically, in the Middle East, the United Kingdom, Canada and India. For more information, please visit our website at www.potbelly.com.

Important Additional Information

Potbelly Corporation (the “Company”), its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with matters to be considered at the Company’s upcoming Annual Meeting of Stockholders of the Company (the “Annual Meeting”). The Company intends to file a proxy statement and proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Exhibit 99.2 to the Current Report on Form 8-K to be filed with the SEC on April 13, 2018 (“Exhibit 99.2”) will contain information regarding the direct and indirect interests, by security holdings or otherwise of the Company’s directors and executive officers in the Company’s securities. In the event that holdings of the Company’s securities change from the amounts printed in such Exhibit 99.2, such changes will be set forth in SEC filings on Forms 3, 4, and 5, which can be found through the Company’s website www.potbelly.com in the “Investors” section or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Updated information regarding the identities of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company’s proxy statement and other materials to be filed with the SEC in connection with the Annual Meeting. Stockholders will be able to obtain any proxy statement, proxy card, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website in the “Investors” section of the Company’s website at www.potbelly.com.